Exhibit 99.1

RGS Energy Announces Public Offering of Common Stock and Warrants

LOUISVILLE, CO, January 26, 2017 – RGS Energy (NASDAQ: RGSE) today announced that it commenced a public offering of (A) units each consisting of one share of Class A common stock, par value $0.0001, or “Common Stock,” and a Series K Warrant to purchase Common Stock, and (B) units each consisting of one prepaid Series L Warrant to purchase one share of Common Stock and a Series K Warrant to purchase Common Stock. Roth Capital Partners is serving as exclusive placement agent in the offering on a “best efforts” basis.

The offering is being conducted pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”). Prospective investors should read the prospectus supplement and the accompanying prospectus and the other documents that RGS Energy has filed with the SEC for more complete information about RGS Energy and the offering. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering are available free of charge on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from the offices of Roth Capital Partners at 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including the related prospectus.

About RGS Energy

RGS Energy (NASDAQ: RGSE) is a residential and small commercial solar company since 1978, which has installed more than 25,000 solar power systems. RGS Energy makes it very convenient for customers to save on their energy bill by providing turnkey solar solutions - from system design, construction planning, customer financing assistance, installation, to interconnection and warranty.

RGS Energy is the company’s registered trade name. The company files periodic and other reports with the SEC under its official name “Real Goods Solar, Inc.”

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Media and Investor Relations Contact for RGS Energy:

Investor Relations Contact

Ron Both

Managing Partner, CMA

Tel 1-949-432-7566

RGSE@cma.team

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